Exhibit 99.1

Evine Names Alex Spiro as Director and Board Member

MINNEAPOLIS, March 27, 2018 -- Evine Live Inc. (“Evine”) (NASDAQ:EVLV), a multiplatform interactive digital commerce company (evine.com), today announced the appointment of Alex Spiro, Harvard Law School graduate and partner at a global law firm, Quinn, Emanuel, Urquart & Sullivan LLP as its newest Director and Board Member. Mr. Spiro’s law practice includes nearly every type of litigation, dispute, and investigation across the globe, and he has successfully represented many high-profile clients in all walks of life.

“Mr. Spiro brings a strong point of view as well as a unique brand of strategic thinking to the board,” said Bob Rosenblatt, Evine’s Chief Executive Officer. “His deep connections in the sports, entertainment, media and celebrity industries will allow Evine to capture a more active place in the evolving consumer marketplace.”

“We consider Mr. Spiro an excellent addition to the Board at Evine. With a strong business strategy and expertise, he will be able to leverage his key contacts within the pop culture and entertainment arenas to maximize their potential as well as create additional opportunities for Evine,” said Chairman of the Board, Landel Hobbs.

In addition to his law practice, Mr. Spiro formerly held the role as director of a children’s autism program at McLean Hospital – affiliate of Harvard Medical School and one of the top-rated psychiatric and research institutions in the United States. As a graduate of Harvard Law School, Mr. Spiro serves on the teaching faculty where he has lectured and written on a variety of subjects related to areas of psychology and law.

About Evine
Evine Live Inc. (NASDAQ:EVLV) operates Evine, a multiplatform interactive digital commerce company that offers a mix of proprietary, exclusive and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile. Evine reaches more than 87 million cable and satellite television homes with entertaining content in a comprehensive digital shopping experience 24 hours a day.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains statements, estimates, projections, guidance or outlooks that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about our prospects, including anticipated show or product line launches, and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Contact:

Media:

Liz Joseph

Evine

press@evine.com

(952) 943-6192

Investors:

Michael Porter

Evine

mporter@evine.com

(952) 943-6517